FIRST BANCSHARES, INC. ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR ENDED JUNE 30, 2004 RESULTS

Mountain Grove, Missouri (August 1, 2004) –Charles W. Schumacher, President and Chairman of the Board of First Bancshares, Inc. (NASDAQ - FstBksh : FBSI) announced earnings for the quarter and fiscal year ended June 30, 2004.

First Bancshares, Inc. had net income of $514,000 and $2,347,000 for the quarter and year ended June 30, 2004, respectively.  Net income for the quarter ended June 30, 2003 was $411,000 and for the year ended June 30, 2003 was $2,244,000.

Fourth quarter earnings per share - basic were $.31 for the quarter ended June 30, 2004 and $1.42  for the year ended June 30, 2004.  Earnings per share - basic for the quarter ended June 30, 2003 were $.25 and for the year ended June 30, 2003 were $1.37.

Total consolidated assets at June 30, 2004 were $265,012,000 compared to $268,556,000 at June 30, 2003.  Stockholders’ equity at June 30, 2004 was $27,296,000, or 10% of assets, compared to $26,404,000, or 10% of assets, a year ago.  Book value per common share increased to $16.77 at June 30, 2004 from $16.17 at June 30, 2003.

Net loans decreased $10,461,000, or 6%, from $176,720,000 at June 30, 2003 to $166,259,000 at  June 30, 2004.  Deposits decreased $4,414,000, or 2%, from $211,664,000 at June 30, 2003 to $207,250,000 at June 30, 2004.  Mortgage-backed securities decreased $5,372,000 from $12,278,000 at June 30, 2003 to $6,906,000 at June 30, 2004.  An eleventh stock repurchase plan for 164,336 shares was initiated on May 28, 2004.  As of July 30, 2004, 15,694 shares had been repurchased under that plan at a cost of $324,000.

First Bancshares, Inc. is the holding company for First Home Savings Bank, an FDIC-insured savings bank chartered by the State of Missouri.

Contact:  Charles W. Schumacher, President and Chairman of the Board   (417) 926-5151.